September 2009 Filed Pursuant to Rule 433 Registration Statement No. 333-158319 September 17, 2009 Free Writing Prospectus (To the Prospectus dated March 31, 2009)

Forward-Looking Statements
This presentation contains statements that relate to the projected performance of
Zions Bancorporation and elements of or affecting such performance, including statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations and estimates of management.  These statements constitute forward-looking information within the meaning of the Private Securities
Litigation Reform Act.  Actual facts, determinations, results or achievements may differ materially from the statements provided in this presentation since such statements involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to:  competitive pressures among financial institutions; economic, market and business conditions, either nationally or locally in areas in which Zions Bancorporation conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes; and other factors described in Zions Bancorporation’s most recent annual and quarterly reports.  In addition, the statements contained in this presentation are based on facts and circumstances as understood by management of the company on the date of this presentation, which may change in the future.  Zions Bancorporation disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

A Collection of Great Banks
Bank Headquarters Offices
Assets Deposits
Zions Bank Salt Lake City 128 $20.8B $16.2B
CB&T San Diego 93 $10.7B $8.5B
Amegy Houston 84 $11.7B $9.1B
NBA Phoenix 76 $4.9B $4.0B
NSB Las Vegas 59 $4.3B $3.7B
Vectra Denver 39 $2.5B $2.0B
Commerce-WA Seattle 1 $0.8B $0.6B
Commerce-OR Portland 1 $0.06B $0.04B
2Q 2009 Average Balances

Zions’ Strengths
• Annual pretax, pre-provision earnings of ~$950 mm-to-
$1billion
– NIM: 4.09%, ranked #2 of regional banks/peers.
– One quarter of deposits are non-interest bearing (rank: #3 of peers)
• Strong allowance for credit loss: 3.2% of loans
• Tier 1 Common / Risk-weighted assets: $1.1 billion in
excess of 4%.
• Successfully won bids on four FDIC assisted
transactions.
*Peer group includes U.S. regional banks with assets greater than $20 billion and less than $200 billion plus footprint competitors WFC and USB.

Zions’ Challenges
• Rising NPAs, to 4.7% of loans from 4.0% in prior
quarter
– Total delinquent + NPA was up 4%, decelerating sharply from the prior quarter rate
• YTD net charge-off rate of 2.4%
• Continued securities impairments (OTTI), primarily on
bank/insurance CDOs - $42.0 million in 2Q

Our Growth Engine
#1 Ranking Among Regional & Western Banks
Source: SNL Financial
7.6%
7.5%
7.2%
6.3%
6.1%
5.6%
5.1%
5.0%
4.3%
4.1%
3.3%
2.9%
2.8%
2.7%
2.6%
2.0%
1.5%
0.8%
9.5%
0.0%
1.0%
2.0%
3.0%
4.0%
5.0%
6.0%
7.0%
8.0%
9.0%
10.0%
Footprint Population Growth Estimates from SNL Financial (2009-2014)

Net Interest Margin
(Regional Bank Peers)
Reported NIM 2Q09
0
0.5
1
1.5
2
2.5
3
3.5
4
4.5
5
1Q09 to 2Q09 NIM Change (in bps)
-25
-20
-15
-10
-5
0
5
10
15
20
25
30
Source: SNL Source: SNL
Note: Peer group includes U.S. regional banks with assets greater than $20 billion and less than $200 billion plus footprint competitors WFC and USB.

Asset Sensitivity
• Fixed-rate loans:
– 25% of portfolio
– Duration of about 1.1 years
• Variable-rate loans:
– 75% of portfolio
– Continual reduction of interest rate swaps (increasing asset sensitivity)
• 22% of total loans have floors that are in-the-money
• Non-interest bearing deposits to earning assets is 22%
(rank #1 among peers; peer median 16%)
Peer data source: SNL
Note: Peer group includes U.S. regional banks with assets greater than $20 billion and less than $200 billion plus footprint competitors WFC and USB.

Loan Portfolio Composition
(6/30/2009)
48%
33%
19%
Owner Occupied
Commercial
21%
CRE Term
16%
Other Consumer
8%
Other
2%
C& I
28%
Consumer 1-4
Family
9%
Residential
Construction
7%
Comm
Construction
11%

CRE Portfolio Change Summary
(Dollar Change from 4Q07 to 2Q09 in billions)
$1.3
-$1.0
-$3.0
-$3.5
-$3.0
-$2.5
-$2.0
-$1.5
-$1.0
-$0.5
$0.0
$0.5
$1.0
$1.5
$2.0
Commercial Term Commercial
Construction
Residential
Construction

Loan Portfolio Performance
(6/30/2009)
YTD Net Charge-offs By Bank
Vectra Bank
Colorado
2%
Zions First National
Bank
28%
Amegy Bank Of
Texas
8%
California Bank &
Trust
11%
National Bank of
Arizona
20%
Nevada State Bank
31%
Total Loans by Bank
California Bank
& Trust, 21%
National Bank
of Arizona, 9%
Nevada State
Bank, 8%
Vectra Bank
Colorado, 5%
Zions First
National Bank,
35%
Commerce
Bank of
Oregon, 0.1%
Commerce
Bank of
Washington,
1.4%
Amegy Bank Of
Texas, 21%

Loan Portfolio Performance (6/30/2009) YTD Net Charge-offs By Loan Category Commercial 29.6% Commercial Real Estate 55.4% Consumer 14.5% Other 0.4%

NPAs as a % of Total Assets
(Large Bank Peers)
Zions, 3.64%
Peer (weighted average),
2.00%
0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
3.00%
3.50%
4.00%
Zions Peer (weighted average)
Zions NPA/Asset ratio excludes FDIC-supported assets
Note: Peer group defined as U.S. bank holding companies with assets > $10 billion.
Peer data source: SNL
Note: Zions’ ratio excludes FDIC-supported assets

Note: Peer group defined as U.S. bank holding companies with assets > $10 billion.
Peer data source: SNL
Note: Zions’ ratio excludes FDIC-supported assets
Delinquency Trends
(Large Bank Peers)
(90+ days Deliquent Still Accruing) / (Total Loans)
ZION, 0.47%
Peer  (Weighted
Avg), 1.90%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
1.80%
2.00%
ZION Peer  (Weighted Avg)

NPAs & Delinquency Trends
(Large Bank Peers)
Note: Peer group defined as U.S. bank holding companies with assets > $10 billion.
Peer data source: SNL
Note: Zions’ ratio excludes FDIC-supported assets
(NPAs + Greater Than 90 days Deliquent) / (Loans + OREO)
Zions, 5.12%
Peer (Weighted Avg),
6.25%
0.00%
0.40%
0.80%
1.20%
1.60%
2.00%
2.40%
2.80%
3.20%
3.60%
4.00%
4.40%
4.80%
5.20%
5.60%
6.00%
6.40%
6.80%
Zions Peer (Weighted Avg)

Net Charge-offs as % of Loans*
(Large Bank Peers)
Zions, 3.30%
Peer (weighted
average), 3.26%
Zions w/o Flying J, 2.86%
0.00%
0.50%
1.00%
1.50%
2.00%
2.50%
3.00%
3.50%
Zions Peer (weighted average) Zions w/o Flying J
*Annualized
Note: Peer group defined as U.S. bank holding companies with assets > $10 billion.
Peer data source: SNL; 2Q09 peer data estimated from SNL & financial releases

Credit Performance Summary
Compared to Large Banks, Zions has
• Relatively
– Larger, secured commercial portfolio
– Smaller, high performing consumer
portfolio
• Results in
– Higher Non Performing Assets, but
– Lower net charge-offs

Note: Peer group includes U.S. regional banks with assets greater than $20 billion and less than $200 billion plus footprint competitors WFC and USB.
Source: SNL
Reserves & Net Charge Offs
(Regional Bank Peers)
Reserves/ TTM NCOs
0.0
2.0
4.0
6.0
8.0
10.0
12.0
14.0
Zions Peer Median Reserves/NCOs Peer - Top Quartile Peer - Bottom Quartile

Bank & Ins. Trup CDOs 3% of Assets Loans, 76% Bank & Ins. Trup CDOs, 3% All Other Investment Securities, 6% Investment Securities, 9% Other Assets, 16%

Capital Ratios 11.58% 7.45% 5.51% 2Q08 12.87% 13.39% Total Risk Based 9.66% 9.43% Tier 1 Risk Based 5.66% 5.26% Tangible Common Equity 2Q09 1Q09

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-158319, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated March 31, 2009 contained in that registration statement, the prospectus supplement dated September 17, 2009 and the preliminary prospectus supplement dated September 17, 2009 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, Zions Bancorporation or a representative will arrange to send you the prospectus and other documents Zions Bancorporation has filed with the SEC if you request it by calling toll free (800) 524-8875.